AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement is entered into as of this 11th day of June, 2008 (the “Agreement”), by and among Vincent R. Volpe Jr., a resident of Harris county, Texas (“Executive”), and Dresser-Rand Group Inc., a Delaware corporation (the “Company”).

WHEREAS, Executive is currently employed with the Company pursuant to that certain Employment Agreement among Executive, the Company and Dresser-Rand Holdings, LLC (“Holdings”), entered into as of October 27, 2004 (the “Current Employment Agreement”); and

WHEREAS, the Company and Executive wish to amend and restate the Current Employment Agreement in the form of this Agreement and to continue the employment of Executive with the Company pursuant to the terms set forth herein; and

WHEREAS, Holdings acknowledges that this Agreement supersedes the Current Employment Agreement, agrees to waive any rights it would have had under the Current Employment Agreement and has executed this Agreement for the sole purpose of evidencing its consent to the amendment and restatement of the Current Employment Agreement in the form of this Agreement.

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

1. EMPLOYMENT. The Company hereby agrees to employ Executive, and Executive hereby agrees to serve, subject to the provisions of this Agreement, as President and Chief Executive Officer of the Company. Executive shall manage, supervise, and control all of the business of the Company, subject only to the oversight of the Board of Directors of the Company (the “Board”). Executive shall devote substantially all of his business time, attention, and energies to the performance of the duties assigned to him hereunder, and to perform such duties faithfully, diligently and to the best of his abilities, and adhere in all material respects to the Company's policies and procedures. Executive agrees to refrain from engaging in any business activity that does, will or could reasonably be deemed to conflict with the best interests of the Company. This Section 1 shall not be construed as preventing Executive from investing his own assets in such form or manner as will not require his services in the daily operations of the affairs of the companies in which such investments are made; provided, however, that Executive complies with the provisions of Section 8. Further, Executive may serve as a director of other companies, if such service is approved by the Nominating and Governance Committee of the Board.

2. TERM. This Agreement shall commence on the Effective Date (as such term is described in Section 24 hereof) and continue for a term of three (3) years (the original three-year term, and any automatic extension thereof, hereby referred to as the “Term”). On each anniversary of the Effective Date, the Term shall be automatically extended for one (1) additional year unless the Company provides, at least ninety (90) days in advance of the anniversary of the Effective Date, written notice to Executive that the Term will not be so extended. Notwithstanding the above, the Term will expire upon Executive’s attainment of age 65 or upon Executive’s termination in accordance with Sections 4 or 5 hereof.

3. COMPENSATION.

(a) Salary. Executive's base salary shall be at an annual rate not less than the rate as in effect immediately prior to the Effective Date (“Base Salary”), payable in accordance with the Company's regular payroll practices. All applicable withholding taxes and appropriate deductions for insurance contributions shall be deducted from such payments. The Board will review the total compensation of Executive at least once every twelve months.

(b) Annual Non-Equity Incentive Opportunity. Annual non-equity incentive compensation (“Bonus”) to be paid to Executive shall be determined by the Board, pursuant to the terms and conditions of the Company’s Annual Incentive Plan (the “Annual Incentive Plan”). The target Bonus opportunity for Executive shall be determined by the Board, or an authorized committee of the Board, based upon a sliding scale of financial and operating targets and qualitative targets. At the election of Executive, which shall be made in writing to the Company at least ten (10) business days prior to the anticipated date of payment of any such Bonus, the Bonus shall be paid in either (i) cash, (ii) shares of common stock of the Company (“Shares”), valued at their fair market value as determined by the Board or pursuant to a method approved by the Board, or (iii) a combination thereof.

(c) Benefits. Benefits shall be provided to Executive in accordance with the terms and conditions of such benefit plans and programs as are maintained by the Company for individuals in positions comparable to those of Executive, as such plans are amended from time to time.

(d) Vacation. Executive shall be entitled to five (5) weeks of paid vacation during each full year of Executive's employment hereunder, to be taken at a time which does not conflict with Executive's duties hereunder.

(e) Expense Reimbursement. Executive shall be reimbursed for the expenses incurred in connection with the performance of Executive's duties hereunder in accordance with the Company's expense reimbursement policies. The Board shall designate an individual to whom Executive shall submit expense reimbursement requests and the approval by such individual of any such request shall be deemed to be conclusive. Executive shall also be reimbursed for reasonable out-of-pocket documented legal fees and expenses incurred through November 1, 2007, in connection with the implementation, review and negotiation of this Agreement. Any reimbursement provided hereunder during one calendar year shall not affect the amount or availability of reimbursements in another calendar year. Any reimbursement provided hereunder shall be paid no later than the earlier of (i) the time prescribed under the Company's applicable policies and procedures, or (ii) the last day of the calendar year following the calendar year in which Executive incurred the reimbursable expense.

(f) Equity and Long-Term Incentive Program. Executive shall be entitled to participate in the equity and long term incentive programs of the Company, including without limitation, the Company’s Long-term Incentive Program, on a basis consistent with that of other senior-level executives.

4. TERMINATION WITHOUT CHANGE IN CONTROL.

(a) Time of Termination. Notwithstanding any provision of this Agreement to the contrary, the employment of Executive hereunder shall terminate on the first to occur of the following dates:

(i) the date of Executive's death or Disability (as defined below);

(ii) the date on which the Company shall give Executive written notice of termination for Cause (as defined below);

(iii) the date on which Executive gives the Company written notice of Voluntary Termination without Good Reason (as defined below);

(iv) the date on which Executive gives the Company written notice of Voluntary Termination with Good Reason (as defined below);

(v) the date on which the Company shall give Executive notice of termination for any reason other than the reasons set forth in (i) through (iv) above.

(b) Payments After Certain Terminations. In the event Executive's employment hereunder shall terminate for any reason set forth in Section 4(a)(i), (iv) or (v) and, in the case of Section 4(a)(iv) or (v), such termination is not within two (2) years following a Change in Control (as defined in Section 6 below), subject to Executive's compliance with Section 4(e), Executive (or the Trustee named in Executive's Last Will and Testament, if applicable) shall be entitled to receive, as Executive's sole and exclusive remedy, (i) a payment equal to two (2) times Executive's Base Salary (determined as of the Date of Termination), payable in a lump sum payment and subject to withholding of all applicable taxes with respect thereto and deductions for insurance contributions), (ii) any earned but unpaid salary and payment for accrued but unused vacation days, subject to and in accordance with Company policies, through the Date of Termination, (iii) any Bonus previously earned in full but not yet paid for fiscal years of the Company prior to the fiscal year in which the Date of Termination occurs, (iv) a payment equal to two (2) times the target Bonus opportunity for Executive for the year in which the Date of Termination occurs or if such target Bonus opportunity has not yet been established as of the Date of Termination, the target Bonus percentage opportunity for the prior year with respect to Base Salary for the year in which the Date of Termination occurs, and (v) continued medical, dental, disability and life insurance coverage at the active employee rate as provided to Executive and his eligible dependents immediately prior to such termination for two (2) years following such termination. For purposes of this Section 4, calculation of Executive’s Base Salary shall be determined without regard to any reduction in compensation constituting Good Reason under Section 6(d)(iii) hereof.

(c) Termination for Cause or Voluntary Termination Without Good Reason. The Company shall be entitled at any time, upon written notice to Executive, to terminate Executive's employment hereunder for Cause. In the event that Executive's employment hereunder shall be terminated for Cause, or due to a Voluntary Termination by Executive without Good Reason, Executive shall be entitled to receive, as his sole and exclusive remedy, (i) any earned but unpaid salary and payment for accrued but unused vacation days, subject to and in accordance with Company policies, through the Date of Termination and (ii) any Bonus previously earned in full but not yet paid for fiscal years of the Company prior to the fiscal year in which the Date of Termination occurs.

(d) Limited Compensation for the Non-Competition Covenant. In the event that Executive's employment hereunder shall be terminated due to Cause or due to a Voluntary Termination by Executive without Good Reason, then the Company, at its sole election, shall be entitled to enforce the covenant not to compete set forth in Section 8(c) for a period of up to three years following such termination. In the event that the Company so elects, and as a condition to such enforcement, the Company shall, within five days after Executive’s termination, confirm that it elects to enforce the covenant not to compete by delivery of an election notice to Executive and shall pay and provide Executive, in addition to any amounts paid pursuant to Section 4(c), (i) salary continuation payments at an annual rate equal to Executive’s Base Salary in effect as of the Date of Termination, payable monthly, (ii) a monthly amount equal to one-twelfth the Executive’s target Bonus opportunity for the year in which the Date of Termination occurs or if such target Bonus opportunity has not yet been established as of the Date of Termination, the target Bonus percentage opportunity for the prior year with respect to Base Salary for the year in which the Date of Termination occurs, and (iii) continued medical, dental, disability and life insurance coverage in the same manner as provided to Executive and his eligible dependents immediately prior to such termination (collectively, the “Additional Benefits”). If the Company provides Executive with the election notice pursuant to this Section 4(d), the Non-Competition Period as defined in clause (ii) of that definition set forth in Section 8(c) shall remain in effect, and the Company shall be obligated to provide the Additional Benefits to Executive, during the period commencing on the Date of Termination and ending on the earlier of (i) the date that is three (3) years after the Date of Termination or (ii) the date designated by the Company by ten days advance written notice to Executive upon which the Company waives its right to further enforce the provisions of Section 8(c). If the Company provides Executive with the election notice pursuant to this Section 4(d) and Executive fails to deliver the release required by Section 4(e), notwithstanding any provision hereof to the contrary, Executive shall be bound by the covenant not to compete for two years after the Date of Termination and the Company shall not be obligated to provide any of the Additional Benefits following the date that is 45 days after the Date of Termination. In the event of any termination of Executive’s employment with the Company other than for Cause or other than for Voluntary Termination without Good Reason, the Company shall not be obligated to provide any additional consideration for the non-competition covenant in Section 8(c). The monthly payments described in this Section are hereby designated as “separate payments” for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). For purposes of clarification, any payments or benefits provided under this Section 4(d) are subject to the payment provisions of Section 13 hereof.

(e) Release Requirement for Post-Termination Payments. As condition to the receipt of any payment made pursuant to Section 4(b), Section 4(d) or Section 5, Executive shall execute, and not revoke, a release within 45 days of the Date of Termination, in the form attached hereto as Schedule A, with such changes as may be necessary or reasonably required to reflect changes in applicable state or federal law, releasing the Company, and its subsidiaries and Affiliates, and its officers, directors, employees, and agents, from any and all claims and from any and all causes of action of any kind or character, including, but not limited to, all claims and causes of action arising out of Executive’s employment with the Company or the termination of such employment; provided that Executive shall not be expected to waive any rights accruing under this Agreement; and provided further that if Executive refuses to sign such release Executive will still be bound by the provisions of Article 8 as if Executive signed such release and received payments pursuant to Section 4(b), Section 4(d) or Section 5.

(f) Equity Awards. Any restricted stock, restricted stock units, or other stock based awards outstanding as of (i) the date of a Voluntary Termination with Good Reason, (ii) the date of Executive’s termination by reason of death or disability or (iii) the date that the Company terminates Executive for any reason other than Cause, shall become fully vested and any stock options outstanding as of such date and not then exercisable shall become fully exercisable as of such date and any restrictions imposed by the Company that are applicable to any shares of Common Stock granted to Executive by the Company shall lapse as of such date. Stock options that become vested in accordance with the previous sentence shall remain exercisable until the first to occur of (x) one year after the Date of Termination or (y) the original expiration of the option.

5. CHANGE IN CONTROL.

(a) Termination Following Change in Control. In the event Executive's employment hereunder shall terminate for any reason set forth in Section 4(a)(iv) or (v) within two (2) years following the occurrence of a Change in Control, subject to Executive's compliance with Section 4(e), Executive (or the Trustee named in Executive's Last Will and Testament, if applicable) shall be entitled to receive all of the payments and benefits described in Section 4(b) hereof, enhanced as follows:

(i) The payment specified in clause (i) of Section 4(b) shall be based on three (3) times Executive’s Base Salary as opposed to two (2) times;

(ii) The payment specified in clause (iv) of Section 4(b) shall be three (3) times the higher of (A) the target Bonus opportunity for Executive for the fiscal year of the Company in which the Date of Termination occurs or (B) the highest Bonus paid (or earned in full but not yet paid) to Executive in the three (3) year period preceding the Date of Termination; provided, however, that the payment under this Section 5(a)(ii) shall not exceed the Executive’s maximum Bonus opportunity for the year in which the Date of Termination occurs; and

(iii) The benefit coverage provided in clause (v) of Section 4(b) shall be provided for a term of three (3) years as opposed to two (2) years.

(b) Acceleration of Equity Awards. Any restricted stock, restricted stock units, or other stock based awards outstanding as of the Change in Control shall become fully vested and any stock options outstanding as of the Change in Control and not then exercisable shall become fully exercisable as of the date of the Change in Control and any restrictions imposed by the Company that are applicable to any shares of Common Stock granted to Executive by the Company shall lapse, as of the date of the Change in Control. Stock options shall remain exercisable until the first to occur of (i) one year after the Date of Termination or (ii) the original expiration of the option.

6. DEFINITIONS.

(a) Affiliate. For purposes of this Agreement, “Affiliate” shall mean any corporation, limited liability company or similar entity which is under the control of the Company or under common control with the Company.

(b) Cause. For purposes of this Agreement, “Cause” shall mean the occurrence of any of the following:

(i) the material failure or refusal by Executive to perform his duties hereunder (including, without limitation, Executive's inability to perform such duties as a result of alcohol or drug abuse, chronic alcoholism or drug addiction) or to devote substantially all of his business time, attention and energies to the performance of his duties hereunder;

(ii) any willful, intentional or grossly negligent act by Executive having the effect of materially injuring the interest, business or prospects of the Company, or any of its subsidiaries or Affiliates, or any divisions Executive may manage;

(iii) the material violation or material failure by Executive to comply with the Company's material published rules, regulations or policies, as in effect from time to time;

(iv) Executive's conviction of a felony offense or conviction of a misdemeanor offense involving moral turpitude, fraud, theft or dishonesty;

(v) any willful or intentional, misappropriation or embezzlement of the property of the Company or any of its subsidiaries or Affiliates (whether or not a misdemeanor or felony); or

(vi) a material breach of any one or more of the covenants of this Agreement by Executive;

provided, however, that in the event that the Company determines to terminate Executive's employment pursuant to clauses (i), (iii) or (vi) of this definition of Cause, such termination shall only become effective if the Company shall first give Executive written notice of such Cause, which notice shall identify in reasonable detail the manner in which the Company believes Cause to exist and indicates the steps required to cure such Cause, if curable, and Executive shall fail within thirty (30) days of such notice to substantially remedy or correct the same.

(c) Disability. For purposes of this Agreement, “Disability” shall mean, for a period of not less than 90 days within a given twelve month period, Executive’s physical or mental incapacity to perform his essential functions, with or without reasonable accommodations therefore, which condition a mutually agreeable physician determines is likely to be continuous and permanent.

(d) Voluntary Termination without Good Reason. For purposes of this Agreement, “Voluntary Termination without Good Reason” shall mean any termination by Executive of Executive's employment with the Company other than a Voluntary Termination with Good Reason.

(e) Voluntary Termination with Good Reason. For purposes of the Agreement, “Voluntary Termination with Good Reason” shall mean the termination by Executive of Executive's employment with the Company within forty-five (45) days following the occurrence of any of the following events without his consent which is not cured by the Company, if curable, within 30 days as described below:

(i) a material and adverse change to Executive's title, duties or responsibilities, including Executive’s not being reelected to his position as a member of the Board, provided, however, that resignation of Executive from the Board shall not be deemed such a change;

(ii) notice is given to Executive by the Company within two (2) years following a Change in Control that the Term of the Agreement will not be extended;

(iii) the Company materially reduces the compensation or benefits to which Executive is entitled under this Agreement;

(iv) any relocation of Executive's principal place of employment except to a location that is within fifty miles of either (A) Houston, Texas or (B) any location that Executive has recommended to the Board as a location for the Company’s headquarters;

(v) the succession or assignment of this Agreement in violation of Section 25 hereof;

(vi) a material breach of any one or more of the covenants of this Agreement by the Company; or

(vii) in the event of a Change in Control in which the Company’s securities cease to be publicly traded, the assignment to Executive of any position (including status, offices, title and reporting requirements), authority, duties or responsibilities that are not (A) at or with the ultimate parent company of the entity surviving or resulting from such merger, consolidation or other business combination and (B) substantially similar to Executive’s position (including status, offices, titles and reporting requirements), authority, duties and responsibilities during the ninety (90) day period prior to the Change in Control;

provided, however, that Executive must provide the Company with written notice within fifteen (15) days following the first date on which Executive knows of the occurrence of an event or action constituting Good Reason and the Company shall have thirty (30) days following receipt of such notice to cure such event or action.

(f) Change in Control. For purposes of this Agreement, a “Change in Control” shall mean the first to occur of any of the following events:

(i) individuals who, as of the date hereof, constitute the members of the Board (the “Incumbent Directors”) cease for any reason other than due to death or disability to constitute at least a majority of the members of the Board, provided that any director whose election, or nomination for election by the Company's stockholders, was approved by a vote of at least a majority of the members of the Board who are at the time Incumbent Directors shall be considered an Incumbent Director, other than any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board;

(ii) the acquisition or ownership by any individual, entity or "group" (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), other than the Company or any of its Affiliates or Subsidiaries, or any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its Affiliates or Subsidiaries, of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30% or more of the combined voting power of the Company's then outstanding voting securities entitled to vote generally in the election of directors;

(iii) the merger, consolidation or other similar transaction of the Company, as a result of which the stockholders of the Company immediately prior to such merger, consolidation or other transaction, do not, immediately thereafter, beneficially own, directly or indirectly, more than 50% of the combined voting power of the voting securities entitled to vote generally in the election of directors of the merged, consolidated or other surviving company; or

(iv) the sale, transfer or other disposition of all or substantially all of the assets of the Company to one or more persons or entities that are not, immediately prior to such sale, transfer or other disposition, Affiliates of the Company.

A “Change in Control” shall not be deemed to occur if the Company undergoes a bankruptcy, liquidation or reorganization under the United States Bankruptcy Code.

(g) Date of Termination. For purposes of this Agreement, “Date of Termination” shall mean the date on which Executive’s termination of employment with the Company and its Affiliates occurs.

7. COMPENSATION IN EVENT OF TERMINATION; SURVIVAL. Upon termination of Executive's employment for any reason, this Agreement shall terminate and the Company shall have no further obligation to Executive except as provided in Sections 4, 5, 12 and 13 and insurance coverage in accordance with applicable law; provided, however, that the provisions set forth in Sections 8, 9, 10 and 11 hereof shall remain in full force and effect after the termination of Executive's employment, notwithstanding the termination or expiration of this Agreement.

8. CONFIDENTIALITY, NONCOMPETITION, ETC.

(a) Confidentiality. Executive acknowledges that: (i) the business of the Company is intensely competitive and that Executive's employment by the Company has required and will require that Executive have access to and knowledge of confidential information of the Company, which the Company has provided to Executive in the past and will continue to provide to Executive as necessary to perform his duties hereunder, which Company confidential information includes, but is not limited to, formulae, manufacturing processes, distribution systems, research and development methods and techniques, the identity of the Company's customers, the identity of the representatives of customers with whom the Company has dealt, the kinds of services provided by the Company to customers and offered to be performed for potential customers, the manner in which such services are performed or offered to be performed, the service needs of actual or prospective customers, pricing information, information concerning the creation, acquisition or disposition of products and services, customer maintenance listings, computer software applications and other programs, personnel information and other trade secrets (the “Confidential Information”); (ii) the direct or indirect disclosure of any such Confidential Information would place the Company at a competitive disadvantage and would do damage, monetary or otherwise, to the Company's business; (iii) the engaging by Executive in any of the activities prohibited by this Section 8 may constitute improper appropriation and/or use of such information and trade secrets and (iv) the Company engages in its business throughout the world. Confidential Information shall not include information which (w) was publicly available prior to the date hereof, (x) was known by Executive from a source other than through Executive's employment with, or service as a director of, the Company, (y) is acquired by Executive from a third party who was not subject to any restrictions as to its disclosure, or (z) becomes publicly available subsequent to the date hereof, other than as a result of an action by Executive. Executive expressly acknowledges the trade secret status of the Confidential Information and that the Confidential Information constitutes a protectible business interest of the Company. Accordingly, the Company and Executive agree as follows:

(i) For purposes of this Section 8, the business of the Company shall mean the businesses conducted by the Company, its Affiliates during the period of Executive's employment by the Company under this Agreement.

(ii) During Executive's employment by the Company and at all times following the termination of Executive's employment for any reason, Executive shall not, directly or indirectly, whether individually, as a director, stockholder, owner, partner, employee, principal or agent of any business, or in any other capacity, make known, disclose, furnish, make available or utilize any of the Confidential Information, other than in the proper performance of the duties contemplated herein, or as required or requested by a court of competent jurisdiction or other administrative or legislative body; provided, however, that, in such event, Executive shall promptly notify the Company so that the Company may seek a protective order or other appropriate remedy. If reasonably practicable, Executive shall notify the Company prior to disclosing any of the Confidential Information to a court or other administrative or legislative body. Executive agrees to return all Confidential Information, including all photocopies, extracts and summaries thereof, and any such information stored electronically on tapes, computer disks or in any other manner to the Company at any time upon request by the Company and upon the termination of his employment for any reason.

(b) Acknowledgements Regarding Covenants. Executive acknowledges that (i) the market for the Company's business extends throughout the United States and the rest of the world, and that Executive, individually and through his status as a director and officer of the Company, is among a limited number of people engaged in the Company's business on a nationwide and global basis and (ii) the restrictive covenants and the other agreements contained herein are an essential part of this Agreement. Executive further represents and warrants and acknowledges and agrees that Executive has been, or has had the opportunity to be, fully advised by counsel in connection with the negotiation, preparation, execution and delivery of this Agreement.

(c) Non-Competition. During the Non-Competition Period (as defined below), Executive shall not in any city, town, county, parish or other municipality in any state of the United States or anywhere else in the world that the Company or any of its subsidiaries, Affiliates, successors or assigns engages in its business, directly or with actual knowledge indirectly engage in Competition (as defined below); provided, however, that it shall not be a violation of this sub-paragraph for Executive to become the registered or beneficial owner of up to five percent (5%) of any class of the capital stock of a competing corporation registered under the Securities Exchange Act of 1934, as amended, provided that Executive does not actively participate in the business of such corporation until such time as this covenant expires. The “Non-Competition Period” is the period during Executive's employment with the Company and continuing through (i) the date that is two (2) years after Executive’s Date of Termination for any reason other than Cause or other than Voluntary Termination without Good Reason or (ii) if the Company delivers an election notice pursuant to Section 4(d) following a termination due to Cause or due to Voluntary Termination without Good Reason, the date through which the Company elects to enforce this Section 8(c), but not longer than the date that is three (3) years after Executive’s Date of Termination; provided, however, that if Executive’s employment terminates due to Cause or due to a Voluntary Termination without Good Reason and the Company does not deliver an election notice pursuant to Section 4(d), the Non-Competition Period shall expire upon the Date of Termination.

(d) Definition of Competition. For purposes of this Agreement, “Competition” means, for Executive's benefit or for the benefit of any other Person, firm or entity, any of the following:

(i) engaging in, or otherwise being employed by or acting as a consultant or lender to, or being a director, officer, employee, principal, licensor, trustee, broker, agent, stockholder, member, owner, joint venturer or partner of, any other business or organization anywhere in the world which directly competes with the business of the Company as the same shall be constituted at any time during, or as to which the Company had specific plans known to Executive to engage in during or following, the term of his employment;

(ii) soliciting from any customer doing business with the Company as of Executive's termination, business directly competitive with the business of the Company with such customer or such party;

(iii) soliciting from any potential customer of the Company known to Executive business directly competitive with the business of the Company which has been the subject of a written or oral bid, offer or proposal by the Company known to Executive, or of substantial preparation known to Executive with a view to making such a bid, proposal or offer, within six (6) months prior to Executive's termination; or

(iv) soliciting the employment or services of, or hiring, any Person who was known to Executive to be employed by or was known to Executive to be a consultant to the Company upon the Date of Termination, or within six (6) months prior thereto unless such Person is not an employee of, or a consultant to, the Company at the time of such solicitation by Executive and has not been an employee of, or consultant to the Company for six (6) months prior thereto.

(e) Non-Disparagement. The Company and Executive agree that both during and after termination of this Agreement they shall not make any statement, written or verbal, in any forum or media, or take any action, that is intended to injure or damage the goodwill, reputation or business prospects of each other; provided, however, that the foregoing shall not apply to or restrict in any way the communication of information by the Company or Executive to any state or federal law enforcement or administrative agency or in a court, arbitration or administrative proceeding, and the Company and Executive will not be in breach of the covenant contained above solely by reason of such communication or testimony.

(f) Reformation Due to Law Developments. Executive acknowledges that the Company’s tax consequences as a result of Executive’s compensation under this Agreement are of significant interest to the Company and that developments involving relevant tax laws, rules and regulations could unfavorably impact the Company’s tax consequences. Executive agrees that he is obligated to consider in good faith any proposal by the Company to revise or reform his compensation structure hereunder if the Company advises Executive that such compensation structure has or will result in unfavorable tax consequences to the Company, and, in such case, the Company shall pay or reimburse Executive for his reasonable legal fees and expenses associated with the same.

(g) Remedies. In the event Executive breaches any of the provisions of this Section 8, the Company and its subsidiaries, Affiliates, successors or assigns shall have the following rights and remedies, each of which shall be independent of the others and severally enforceable, and each of which shall be in addition to, and not in lieu of, any other rights or remedies available to the Company or any of its subsidiaries, Affiliates, successors or assigns at law or in equity under this Agreement or otherwise:

(i) The right and remedy to have each and every one of the covenants in this Section 8 specifically enforced and the right and remedy to obtain injunctive relief, it being agreed that any breach or threatened breach of any of the non-competition or other restrictive covenants and agreements contained herein would cause irreparable injury to the Company and its subsidiaries, Affiliates, successors or assigns and that money damages would not provide an adequate remedy at law to the Company and its subsidiaries, Affiliates, successors or assigns.

(ii) Executive acknowledges and agrees that the restrictive covenants and agreements contained herein are reasonable and valid in geographic, temporal and subject matter scope and in all other respects. If, however, any arbitrator or court subsequently determines that any of such covenants or agreements, or any part thereof, is invalid or unenforceable, the remainder of such covenants and agreements shall not thereby be affected and shall be given full effect without regard to the invalid portions.

(iii) If any arbitrator or court determines that any of the restrictive covenants and agreements, or any part thereof, is unenforceable because of the duration or scope of such provision, such arbitrator or court shall have the power to reduce the duration or scope of such provision, as the case may be, and, in its reduced form, such provision shall then be enforceable to the maximum extent permitted by applicable law.

9. RETURN OF COMPANY PROPERTY. Executive agrees that following the termination of employment for any reason, Executive shall return all property of the Company and any of its subsidiaries, Affiliates and any divisions thereof Executive may have managed which is then in or thereafter comes into Executive's possession, including, but not limited to, documents, contracts, agreements, plans, photographs, books, notes, electronically stored data and all copies of the foregoing as well as any automobile or other materials or equipment supplied by the Company to Executive.

10. OWNERSHIP OF INVENTIONS. Executive shall disclose promptly, to such person(s) as may be designated by the Company for this purpose from time-to-time, any and all information relating to all Inventions (as hereinafter defined) which Executive makes or conceives or first reduces to practice during his employment hereunder. The term “Inventions” for purposes of this Agreement shall mean all inventions, improvements, works of authorship, formulas, processes, methods, computer programs, databases, and trade secrets (whether patentable or not) made or conceived or first reduced to practice by Executive solely, or jointly with others, (i) in the performance of his duties, (ii) with the use of time, material or facilities of the Company, (iii) which relate to the Company's business, including any actual or anticipated product, method, apparatus, substance or article of manufacture within the Company's field of activity or its research and development efforts, or (iv) which results from or is suggested by work performed for the Company. Executive acknowledges that all Inventions shall be the exclusive property of the Company and, to the extent that the ownership of such Invention does not vest in the Company as a matter of law, he hereby assigns and shall continue to assign to the Company, without further compensation, his entire right, title and interest in and to all such Inventions and shall execute all documents which the Company may deem necessary with respect thereto. Executive shall make, at the sole discretion and expense of the Company, such applications for United States and foreign patents covering any Inventions as the Company may request. Executive shall execute, acknowledge and deliver all papers, including applications, renewals, assignments, and applications for re-issue, and do all other rightful acts which the Company may consider necessary, to secure the Company's full rights to the Inventions to secure patents or other registrations thereon, and to enforce the Company's rights therein. The foregoing obligations shall survive the termination of employment with the Company; provided, however, that the Company will compensate Executive at a reasonable rate after such termination for time or expenses actually spent at the Company's request on such matters.

Executive represents, warrants and covenants that: (i) he does not have applications for patents pending, either domestic or foreign, (ii) there is no invention now in his possession which he will claim to be excluded herefrom, (iii) his performance of the foregoing disclosure and assignment provisions, and his performance of his duties as an employee of the Company will not breach any invention assignment or proprietary information agreement with any former employer or other party, and (iv) he will not bring to the Company or use in the performance of his duties with the Company any documents or materials of a former employer or third party that are not generally available to the public or have not been legally transferred to the Company.

11. INDEMNIFICATION. The Company will indemnify Executive in accordance with the Indemnification Agreements dated as of the Effective Date providing for indemnification in connection with Executive’s services as a director and officer, respectively.

12. EXCISE TAX.

(a) Reduction. Except as provided in Section 12(b), in the event it shall be determined that any payment or distribution in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement (including, without limitation, the accelerated vesting of incentive or equity awards held by Executive) or otherwise would be subject to the excise tax imposed by Section 4999 of the Code (“Excise Tax”), then the amount of “parachute payments” (as defined in Section 280G of the Code) payable or required to be provided to Executive shall be automatically reduced (a “Reduction”) to the minimum extent necessary to avoid imposition of such Excise Tax.

(b) Gross-Up. Notwithstanding any provision herein to the contrary, if a Reduction under Section 12(a) would result in the amount of parachute payments being reduced by 10% or more of the aggregate parachute payments, then no Reduction shall apply and Executive shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that, after payment (whether through withholding at the source or otherwise) by Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto), employment taxes and Excise Tax imposed upon the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the parachute payment. In the event that the Excise Tax is subsequently determined to be less than the amount taken into account hereunder in calculating the Gross-Up Payment, Executive shall repay to the Company, within five (5) business days following the time that the amount of such reduction in the Excise Tax is finally determined, the portion of the Gross-Up Payment attributable to such reduction. In the event that the Excise Tax is determined to exceed the amount taken into account hereunder in calculating the Gross-Up Payment (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall make an additional Gross-Up Payment in respect of such excess within five (5) business days following the time that the amount of such excess is finally determined. Executive and the Company shall each reasonably cooperate with the other in connection with any administrative or judicial proceedings concerning the existence or amount of liability for Excise Tax with respect to the parachute payments.

(c) Other Terms. All determinations required to be made under this Section 12 shall be made by the Company’s accounting firm (the “Accounting Firm”). The Accounting Firm shall provide detailed supporting calculations both to the Company and Executive. All fees and expenses of the Accounting Firm shall be borne solely by the Company. Absent manifest error, any determination by the Accounting Firm shall be binding upon the Company and Executive. The Gross-Up Payment to Executive, if any, shall be made no earlier than the date of the “parachute payment” to which such Gross-Up Payment relates and no later than December 31st of the year following the year during which Executive remits the related Excise Tax.

13. Time of Payment; Section 409A.

(a) Time of Payment. Unless otherwise provided, all of the payments due to Executive under Sections 4(b), 5 and 12 above shall be made within sixty (60) days following the Date of Termination.

(b) Section 409A of the Code. Notwithstanding any provision in this Agreement to the contrary, if the payment of any compensation or benefit hereunder (including, without limitation, any severance benefit) would be subject to additional taxes and interest under Section 409A of the Code because the timing of such payment is not delayed as provided in Section 409A(a)(2)(B) of the Code, then any such payment or benefit that Executive would otherwise be entitled to during the first six (6) months following the Date of Termination shall be accumulated and paid or provided, as applicable, on the date that is six (6) months and one (1) day after the Date of Termination (or if such date does not fall on a business day of the Company, the next following business day of the Company), or such earlier date upon which such amount can be paid or provided under Section 409A of the Code without being subject to such additional taxes and interest.

(c) Section 409A Gross-Up. Notwithstanding anything to the contrary in this Agreement, if any payment, distribution or provision of a benefit by the Company to or for the benefit of Executive, whether paid or payable, distributed or distributable or provided or to be provided pursuant to the terms of this Agreement or otherwise (a “Payment”) would be subject to an additional tax pursuant to Section 409A of the Code as a result of the Company’s failure to comply with the requirements of Section 409A(a)(2)(B)(i) of the Code (such additional tax, together with any interest or penalties with respect to such additional tax, are hereinafter collectively referred to as the “Additional Taxes”), the Company shall pay to Executive an additional payment (a “409A Gross-Up Payment”) in an amount such that after payment by Executive of all Additional Taxes, including any income taxes and Additional Taxes imposed on any 409A Gross-Up Payment, Executive retains an amount of the 409A Gross-Up Payment (taking into account any similar gross-up payments to Executive under any stock incentive or other benefit plan or program of the Company) equal to the Additional Taxes imposed upon the Payments. The Company and Executive shall make an initial determination as to whether a 409A Gross-Up Payment is required and the amount of any such 409A Gross-Up Payment. Executive shall notify the Company in writing of any claim by the Internal Revenue Service which, if successful, would require the Company to make a 409A Gross-Up Payment (or a 409A Gross-Up Payment in excess of that, if any, initially determined by the Company and Executive) within ten business days after the receipt of such claim. The Company shall notify Executive in writing at least ten business days prior to the due date of any response required with respect to such claim if it plans to contest the claim. If the Company decides to contest such claim, Executive shall cooperate fully with the Company in such action; provided, however, the Company shall bear and pay directly or indirectly all costs and expenses (including additional interest and penalties) incurred in connection with such action and shall indemnify and hold Executive harmless, on an after-tax basis, for any Additional Taxes or income tax, including interest and penalties with respect thereto, imposed as a result of the Company’s action. If, as a result of the Company’s action with respect to a claim, Executive receives a refund of any amount paid by the Company with respect to such claim, Executive shall promptly pay such refund to the Company. If the Company fails to timely notify Executive whether it will contest such claim or the Company determines not to contest such claim, then the Company shall immediately pay to Executive the portion of such claim, if any, which it has not previously paid to Executive. In all events, any 409A Gross-Up Payment shall be made by December 31 of the year following the calendar year in which the related taxes are remitted to the applicable taxing authority. Executive agrees to cooperate with the Company and to take any action reasonably requested by the Company to minimize the effect of Section 409A of the Code on a Payment.

14. ENTIRE AGREEMENT. This Agreement sets forth the entire agreement between the parties with respect to its subject matter hereof and merges and supersedes all prior discussions, agreements and understandings of every kind and nature between them, including, but not limited to, the Current Employment Agreement, and neither party shall be bound by any term or condition other than as expressly set forth or provided for in such agreements. This Agreement may not be changed or modified except by an agreement in writing, signed by the parties hereto. As of the Effective Date, the Executive agrees that Holdings is not bound by any obligations with respect to the Current Employment Agreement or this Agreement and agrees that Holdings is a third-party beneficiary hereof.

15. EACH PARTY THE DRAFTER. This Agreement and the provisions contained herein shall not be construed or interpreted for or against any party to this Agreement because that party drafted or caused that party's legal representative to draft any of its provisions.

16. WAIVER. The failure of either party to this Agreement to enforce any of its terms, provisions, or covenants shall not be construed as a waiver of the same or of the right of such party to enforce the same. Waiver by either party hereto of any breach or default by the other party of any term or provision of this Agreement shall not operate as a waiver of any other breach or default.

17. SEVERABILITY. In the event that any one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remainder of the Agreement shall not in any way be affected or impaired thereby. Moreover, if any one or more of the provisions contained in this Agreement shall be held to be excessively broad as to duration, activity or subject, such provisions shall be construed by limiting and reducing them so as to be enforceable to the maximum extent allowed by applicable law.

18. NOTICES. Any notice given hereunder shall be in writing and shall be deemed to have been given when delivered by messenger or courier service (against appropriate receipt), or mailed by registered or certified mail (return receipt requested), addressed as follows:

If to the Company:  Dresser-Rand Group Inc.
1200 West Sam Houston Parkway North
Houston, Texas 77043
Attention: General Counsel

with a copy to:                   Gail Stewart
Baker Botts LLP
910 Louisiana St.
Houston, Texas 77002

If to Executive:                  Vincent R. Volpe Jr.
at his home address in Houston, Texas
as last notified to the Company

or at such other address as shall be indicated to either party in writing. Notice of change of address shall be effective only upon receipt.

19. ARBITRATION; EXPENSES OF ENFORCEMENT. Except as otherwise specifically provided in this Agreement, the Company and Executive agree to submit exclusively to final and binding arbitration any and all disputes or disagreements relating to or concerning the interpretation, performance or subject matter of this Agreement in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association (“AAA”) using a mutually acceptable single arbitrator. The arbitration will take place in Houston, Texas. Executive and the Company agree that the decision of the arbitrator will be final and binding on both parties. Arbitration shall be commenced by either party filing a demand for arbitration with the AAA within 60 days after such dispute has arisen. Each party in such an arbitration proceeding shall be responsible for the costs and expenses incurred by such party in connection therewith (including attorneys’ fees) which shall not be subject to recovery from the other party in the arbitration except that any and all charges that may be made for the cost of the arbitration and the fees of the arbitrators which shall in all circumstances be paid by the Company. Any court having jurisdiction may enter a judgment upon the award rendered by the arbitrator. Notwithstanding the provisions of this Section 19, the Company may, if it so chooses, bring an action in any court of competent jurisdiction for injunctive relief to enforce Executive’s obligations under Sections 8, 9 or 10 hereof.

20. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, without regard to its conflict of law rules.

21. JURISDICTION; FORUM. By the execution and delivery of this Agreement, the Company and Executive submit to the personal jurisdiction of any state or federal court in the State of Texas in any suit or proceeding arising out of or relating to this Agreement. To the extent that either party hereto has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, the parties each irrevocably waives such immunity in respect of its obligations with respect to this Agreement. This Section 21 is subject to the provisions of Section 19 hereof. THE PARTIES HERETO AGREE THAT THEY HEREBY IRREVOCABLY WAIVE THE RIGHT TO TRIAL BY JURY IN ANY ACTION TO ENFORCE, OR INTERPRET, THE PROVISIONS OF THIS AGREEMENT.

22. INTERPRETATION. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

23. COUNTERPARTS. This Agreement may be executed in one or more counterparts, which, together, shall constitute one and the same agreement.

24. EFFECTIVE DATE. The Effective Date of this Agreement shall be June 11, 2008.

25. REQUIRING SUCCESSOR TO ASSUME. The Company will require any successor or assign to all or substantially all of the business and/or assets of the Company (whether direct or indirect, by purchase of assets, merger, consolidation or otherwise) to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place, and Executive agrees to such assignment.

26. CONFLICT. In the event of a conflict between the terms of this Agreement and the terms of any present or future plan, policy or procedure of the Company or any agreement between the Company and Executive, including but not limited to a stock option agreement or a restricted share agreement, the terms of this Agreement shall take precedence and govern.

[Remainder of page intentionally left blank; signature page to follow]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement on the day and year first above written.

DRESSER-RAND GROUP INC.

By:	/s/ Mark F. Mai
Name: Mark F. Mai
Title: Vice President, General Counsel & Secretary

EXECUTIVE

By:	/s/ Vincent R. Volpe Jr.
Vincent R. Volpe Jr.

SCHEDULE A

DO NOT SIGN PRIOR TO
FINAL DAY OF EMPLOYMENT

RELEASE AGREEMENT

This RELEASE AGREEMENT (“Release Agreement”) is made between DRESSER-RAND GROUP INC., a Delaware corporation (the “Company”) and Vincent R. Volpe Jr. (“Executive”).

W I T N E S S E T H

WHEREAS, Executive and the Company have entered into an Employment Agreement dated as of _______ ___, 2008 (the “Employment Agreement”);

WHEREAS, pursuant to Section 4(e) of the Employment Agreement, the Company has agreed to provide certain severance payments to Executive if Executive executes this Release Agreement and does not revoke Executive's consent to this Release Agreement; and

WHEREAS, this Release Agreement and the Company's obligations under Sections 4 and 5 of the Employment Agreement shall become effective only upon the “Effective Date” of this Release Agreement (as defined below).

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the receipt of which is mutually acknowledged, the Company and Executive agree as follows:

1. Release.

(a) Executive, on behalf of himself, his heirs, executors, administrators, successors and assigns, hereby irrevocably and unconditionally releases the Company and its subsidiaries, divisions and Affiliates, together with their respective owners, assigns, agents, directors, partners, officers, employees, attorneys and representatives and any of their predecessors and successors and each of their estates, heirs and assigns (collectively, the “Company Releasees”) from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, causes of action, rights, costs, losses, debts and expenses of any nature whatsoever, known or unknown, which Executive or his heirs, executors, administrators, successors or assigns ever had, now have or hereafter can, will or may have (either directly, indirectly, derivatively or in any other representative capacity) by reason of any matter, fact or cause whatsoever against the Company or any of the other Company Releasees from the beginning of time to the date of this Release Agreement, except those claims which can not be released as a matter of law. This release includes, without limitation, all claims arising out of, or relating to, Executive's employment and/or end of his employment with the Company and all claims arising under any federal, state and local labor, employment and/or anti-discrimination laws including, without limitation, the federal Age Discrimination in Employment Act, the Employee Retirement Income Security Act, the Americans with Disabilities Act, Title VII of the Civil Rights Act of 1964, the Family and Medical Leave Act, the Civil Rights Act of 1991, the Texas Commission on Human Rights Act, and the New York State and City Human Rights Laws, each as amended. Notwithstanding the foregoing, this release shall not include any ongoing obligations of the Company under the Employment Agreement (including but not limited to the obligation to provide severance pay and benefits to the Executive under Sections 4, 5, 12 and 13 thereof and the indemnification agreements referenced under Section 11 thereof) and any rights provided under the Company’s bylaws and the Company’s benefit plans and agreements with Executive related thereto, including but not limited to stock options, and restricted stock plans and agreements.

(b) Executive shall execute the Release Agreement on a date which is no sooner than the date upon which Executive's employment is terminated.

(c) Executive acknowledges and agrees that the Company has fully satisfied any and all obligations owed to Executive arising out of Executive's employment with the Company, exclusive of any ongoing obligations of the Company under the Employment Agreement (including but not limited to the obligation to provide severance pay and benefits to the Executive under Sections 4, 5, 12 and 13 thereof, the indemnification agreements referenced under Section 11 thereof) and any rights provided under the Company’s bylaws and the Company’s benefit plans and agreements with Executive related thereto, including but not limited to stock options, and restricted stock plans and agreements. Executive further acknowledges and agrees that the Company and the other Company Releasees have fully complied with their COBRA continuation coverage obligations.

(d) Executive represents that he has no complaints, charges, or lawsuits pending against the Company or any of the other Company Releasees. Executive further covenants and agrees that neither he nor his heirs, executors, administrators, successors or assigns will be entitled to any Personal recovery in any proceeding of any nature whatsoever against the Company or any of the other Company Releasees arising out of any of the matters released in this Paragraph 1.

(e) Executive has resigned from all positions, if any, with the board of directors of the Company and any officer and/or director positions of any parent, subsidiary, or Affiliate of the Company.

2. Return of Company Property. Executive represents and agrees that Executive has returned to the Company all property of the Company or any of the Company Releasees, including, but not limited to, documents, contracts, agreements, plans, photographs, books, notes, reports, files, memoranda, records and software, credit cards, cardkey passes, door and file keys, computer access codes or disks and instructional manuals, and other physical or electronic property that Executive received and/or prepared or helped prepare in connection with Executive's employment with the Company, and that Executive has not retained any copies, duplicates, reproductions or excerpts thereof.

3. No Admission of Wrongdoing. Nothing herein is to be deemed to constitute an admission of wrongdoing by the Company or any of the other Company Releasees.

4. Consultation with Attorney/Voluntary Agreement. Executive acknowledges that (i) the Company has advised Executive of his right to consult with an attorney prior to executing this Release Agreement, (ii) Executive has carefully read and fully understands all of the provisions of this Release Agreement, and (iii) Executive is entering into this Release Agreement, including the releases set forth in Paragraph 1 above, knowingly, freely and voluntarily in exchange for good and valuable consideration.

5. Consideration & Revocation Period.

(a) Executive acknowledges that he has at least twenty-one (21) calendar days to consider the terms of this Release Agreement, although he may sign it sooner.

(b) Executive will have seven (7) calendar days from the date on which he signs this Release Agreement to revoke his consent to the terms of this Release Agreement. Such revocation must be in writing and must be addressed as follows: General Counsel, Dresser-Rand Group Inc., 1200 W. Sam Houston Pkwy. N., Houston, Texas 77043, with a copy to Gail Stewart, Baker Botts LLP, 910 Louisiana St., Houston, Texas 77002. Notice of such revocation must be received within the seven (7) calendar days referenced above. In the event of such revocation by Executive, this Release Agreement shall not become effective and Executive shall not have any rights under Sections 4 and 5 of the Employment Agreement.

(c) Provided that Executive does not revoke this Release Agreement, this Release Agreement shall become effective on the eighth (8th) calendar day after the date on which Executive signs this Release Agreement (the “Effective Date”).

6. Assignment. This Release Agreement is Personal to Executive and may not be assigned by Executive. This Agreement is binding on, and will inure to the benefit of, the Company and the other Company Releasees.

7. Waiver and Amendments. Any waiver, alteration, amendment, or modification of any of the terms of this Release Agreement shall be valid only if made in writing and signed by the parties hereto; provided, however, that any such waiver, alteration, amendment, or modification is consented to on the Company’s behalf by the Board. No waiver by either of the parties hereto of their rights hereunder shall be deemed to constitute a waiver with respect to any subsequent occurrences or transactions hereunder unless such waiver specifically states that it is to be construed as a continuing waiver.

8. Severability and Governing Law. If any covenants or such other provisions of this Release Agreement are found to be invalid or unenforceable by a final determination of a court of competent jurisdiction (a) the remaining terms and provisions hereof shall be unimpaired and (b) the invalid or unenforceable term or provision hereof shall be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision hereof. THIS RELEASE AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, WITHOUT REGARD TO ITS CONFLICT OF LAW RULES.

9. Section Headings. The headings contained in this Release Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Release Agreement. Whenever the words “include” or “including” are used in this Release Agreement, they shall be deemed to be followed by the words “without limitation.”

10. Entire Agreement. This Release Agreement and the Employment Agreement constitute the entire understanding and agreement of the parties hereto regarding the employment of Executive. This Release Agreement supersedes all prior negotiations, discussions, correspondence, communications, understandings, and agreements between the parties relating to the subject matter of this Release Agreement.

11. Jurisdiction; Forum. Executive acknowledges that any disputes under the Employment Agreement or this Release Agreement shall be subject to the arbitration provisions of Section 19 of the Employment Agreement. By the execution and delivery of this Release Agreement, Executive submits to the personal jurisdiction of any state or federal court in the State of Texas in any suit or proceeding arising out of or relating to this Release Agreement. To the extent that Executive may acquire any immunity from jurisdiction of any Texas court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to himself or his property, Executive irrevocably waives such immunity in respect of his obligations with respect to this Release Agreement. Executive agrees that an appropriate, convenient and non-exclusive forum for any and all disputes between the parties hereto arising out of this Release Agreement or the transactions contemplated hereby shall be in any state or federal court in the State of Texas.

12. Counterparts. This Release Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument. The execution of this Release Agreement may be by actual or facsimile signature.

IN WITNESS WHEREOF, the undersigned have executed this Release Agreement as of the dates indicated below.

DRESSER-RAND GROUP INC.

By:	Date
Title:

Executive

Date